DEFINITIVE ADDITIONAL MATERIAL

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Spherix Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

****IMPORTANT****

Dear Spherix Incorporated Shareholder:

Enclosed please find Spherix’s press release dated August 9, 2007, regarding the selection of Dr. Kruger as the new CEO of Spherix Incorporated pending shareholder approval of the sale of InfoSpherix Incorporated at the Company’s upcoming Annual Meeting.

The Annual Meeting will be held on August 15, 2007 at 10:00 a.m., at our headquarters located at 12051 Indian Creek Court.  Shareholders are invited.

Sincerely,

Richard C. Levin

CEO and President

EXHIBIT 1

For additional information, contact
Investor Relations, (301) 419-7877
August 9, 2007	Email: info@spherix.com

SPHERIX LAUNCHES HEALTH SCIENCES CONSULTING BUSINESS LINE

Dr. Claire Kruger Tapped to Lead New Division; Will Become CEO after Sale of InfoSpherix

Naturlose to Remain Spherix’s Primary Focus

BELTSVILLE, MD, Spherix Incorporated (NASDAQ/SPEX) announced that it is starting a Health Sciences Division to provide technical and regulatory consulting services to biotechnology and pharmaceutical companies.  Claire L. Kruger, Ph.D., has been hired to lead the new division.

Dr. Kruger has extensive experience winning and managing the kinds of health sciences contracts that the new division will pursue.  The Company has already signed its first clients and will continue to seek to grow this line of business.

“We’re confident that the new consulting division will be able to provide growing revenues for the future,” said Spherix President and CEO, Richard Levin.  “The addition of Dr. Kruger and the new consulting division comes at an opportune time for us.  We are in the process of seeking shareholder approval for the sale of our InfoSpherix subsidiary in order to fully devote our resources to our BioSpherix efforts.  The commercialization of Naturlose will continue to be an important focus.  Dr. Kruger’s extensive regulatory experience will be invaluable to us as we pursue the goal of commercializing Naturlose®.  Further, the new consulting line of business will provide us a source of revenue as we proceed with our development efforts.  This line of business is not expected to require any significant capital investment and this will not draw any resources from our Naturlose development efforts.”

If the shareholders approve the sale of InfoSpherix, upon completion of that sale, it is expected that Dr. Kruger will become CEO of Spherix, and Robert A. Lodder, Ph.D., will be hired as President of the Company.  Dr. Lodder, a Board Member of Spherix since 2005, is the Director of the Analytical Spectroscopy Research Group of the Advanced Science and Technology Center at the University of Kentucky, where he is a professor of pharmaceutical sciences.  Robert Clayton will act as interim CFO.  Mr. Clayton is currently Spherix’s Director of Finance and Treasurer.

Certain statements contained herein are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied.  Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

Under its motto, “A World of Solutions,” Spherix’s mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition.  Spherix offers innovations in information technology, knowledge management, and biotechnology.

Our Internet address is http://www.spherix.com.

#  #  #  #  #  #